Exhibit 10.4

Execution Version
NON-COMPETITION AGREEMENT

This Non-Competition Agreement dated June 1, 2010 (the "Non-Competition Agreement"), is by and among RCI Entertainment (3315 North Freeway FW), Inc., a Texas corporation (“RCI”), and Sherri Mofid, an individual residing in Texas (“Mofid”).

W I T N E S S E T H:

WHEREAS, Mofid owns 100% of the outstanding shares of common stock of Restaurant Associates, Inc., a Texas corporation (the “Company”), which owns and operates an adult entertainment cabaret known as Fort Worth Gentleman’s Club (the “Club”) located at 3315 North Freeway, Fort Worth, Texas 76106; and

WHEREAS, Mofid owns 100% of the outstanding membership interests of Voldar, LLC, a Texas limited liability company (“Voldar”), which owns the real property commonly known as 3315 North Freeway, Fort Worth, Texas 76106 (the “Real Property”) as is more fully described on Exhibit “A” attached to the Purchase Agreement (as defined below); and

WHEREAS, Mofid owns the real property located at BLK 3, Lot 4R and 5R, Diamond Heights Industrial Addition, Fort Worth, Texas 76106 (the “Adjacent Property”), which is located adjacent to the Real Property and is more fully described on Exhibit “B” attached to the Purchase Agreement (as defined below); and

WHEREAS, RCI, the Company, Voldar, Mofid, John Faltynski, and James Noryian entered into an Asset Purchase Agreement dated June 1, 2010 (the “Purchase Agreement”), pursuant to which (i) the Company has agreed to sell all of the assets owned by it which are associated or used in connection with the operation of the Club, (ii) Voldar has agreed to lease the Real Property to RCI with an Option to Purchase and (iii) Mofid has agreed to lease the Adjacent Property to RCI with the Option to Purchase (collectively, the “Transaction”); and

WHEREAS, in connection with the Transaction, RCI has agreed to pay the Company cash consideration, as more fully described in the Purchase Agreement; and

WHEREAS, Mofid, as the sole owner of the Company and of Voldar, will benefit from the Transaction; and

WHEREAS, in connection with the Transaction, RCI has agreed to pay Mofid cash consideration of ten dollars ($10.00), and Mofid agrees that her receipt of such cash consideration, in addition to other good and valuable consideration she receives in connection with the Transaction, constitutes valid consideration for her entry into this Non-Competition Agreement, as more fully described herein; and

WHEREAS, RCI requires that Mofid enter into this Non-Competition Agreement as a condition to RCI entering into the Purchase Agreement and effecting the Transaction; and

WHEREAS, to induce RCI to enter into the Purchase Agreement and to complete the Transaction, Mofid agreed to enter into this Non-Competition Agreement; and

NOW, THEREFORE, in consideration of the premises, the closing of the Transaction, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.            Covenants.  For a period of five (5) years from the date of execution hereof (such five (5) year period being referred to herein as the “Restricted Period”), Mofid shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, investor or in any other individual or representative capacity, whether for compensation or not:

(a)
Own, or have any rights of conversion to own, or share in the earnings of, carry on, manage, operate, control, be engaged in, render services to or solicit customers for any business engaged in the operation of an establishment featuring live female nude or semi-nude entertainment within a ten (10) mile radius of the Club (the “Prohibited Area”) provided that two locations identified on Exhibit “C” attached hereto are specifically excluded from the Prohibited Area; or

(b)
Solicit or induce, or attempt to solicit or induce, wherever located, any employee, independent contractor, or agent or consultant of the Club, RCI, or any of their affiliates or parent (collectively, the “Rick’s Parties”) to leave his or her employment or terminate his or her agreement or relationship with any of the Rick’s Parties.

2.            Mofid’s Acknowledgments and Agreements.  Mofid acknowledges and agrees that:

(a)
She has received cash consideration of ten dollars ($10.00) for her entry into this Non-Competition Agreement and that her receipt of such cash consideration, in addition to other good and valuable consideration she receives in connection with the Transaction, constitutes valid consideration to her for her entry into this Non-Competition Agreement;

(b)
Due to the nature of the Rick’s Parties’ business, the foregoing covenants place no greater restraint upon Mofid than is reasonably necessary to protect the business and goodwill of the Rick’s Parties;

(c)	These covenants protect a legitimate interest of the Rick’s Parties and do not serve solely to limit the future competition of the Rick’s Parties;

(d)	This Non-Competition Agreement is not an invalid or unreasonable restraint of trade;

(e)	A breach of these covenants by Mofid would cause irreparable damage to the Rick’s Parties;

(f)	These covenants will not preclude Mofid from obtaining reasonable business relationships or becoming gainfully employed following the closing of the Purchase Agreement;

Non-Competition Agreement - Page 2

(g)
These covenants are reasonable in scope and are reasonably necessary to protect the business and goodwill and valuable and extensive trade which the Rick’s Parties have established through their own expense and effort;

(h)	The signing of this Non-Competition Agreement is necessary as part of the consummation of the Transaction previously discussed; and

(i)
Mofid has carefully read and considered all provisions of this Non-Competition Agreement and that all of the restrictions set forth are fair and reasonable and are reasonably required for the protection of the interests of the Rick’s Parties.

3.            Remedies, Injunction.  In the event of Mofid’s actual breach of any provisions of this Non-Competition Agreement, Mofid agrees that the Rick’s Parties shall be entitled to a temporary restraining order, preliminary injunction and/or permanent injunction restraining and enjoining Mofid from violating the provisions herein.  Nothing in this Non-Competition Agreement shall be construed to prohibit any of the Rick’s Parties from pursuing any other available remedies for such breach or threatened breach, including the recovery of damages from Mofid.  Mofid further agrees that, for the purpose of any such injunction proceeding, it shall be presumed that the Rick’s Parties’ legal remedies would be inadequate and that the Rick’s Parties would suffer irreparable harm as a result of Mofid’s violation of the provisions of this Non-Competition Agreement.

4.            Severability.  In the event that any of the provisions of this Non-Competition Agreement are held to be invalid or unenforceable in whole or in part, those provisions to the extent enforceable and all other provisions shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included in this Non-Competition Agreement.  In the event that any provision relating to the time period or scope of a restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period or scope such court deems reasonable and enforceable, then the time period or scope of the restriction deemed reasonable and enforceable by the court shall become and shall thereafter be the maximum time period or the applicable scope of the restriction.  Mofid further agrees that such covenants and/or any portion thereof are severable, separate and independent, and should any specific restriction or the application thereof, to any person, firm, corporation, or situation be held to be invalid, that holding shall not affect the remainder of such provisions or covenants.

5.            General Provisions.

(a)
Notices.  Any notices to be given hereunder by either party to the other may be effected either by personal delivery in writing or by mail, registered or certified, postage prepaid with return receipt requested or by a recognized overnight delivery service.  Mailed notices shall be addressed to the parties at the addresses set forth below, but each party may change their address by written notice in accordance with this Paragraph 5(a).  A notice or communication will be effective (i) if delivered in Person or by overnight courier, on the business day it is delivered and (ii) if sent by registered or certified mail, three (3) business days after dispatch.

Non-Competition Agreement - Page 3

If to RCI:	RCI Entertainment (3315 North Freeway FW), Inc.
Attn: Eric Langan
10959 Cutten Road
Houston, Texas 77066

With a copy to:	Robert D. Axelrod
Axelrod, Smith & Kirshbaum
5300 Memorial Drive, Suite 700
Houston, Texas 77007

If to Mofid:	Sherri Mofid
1050 G. South Lamar
Austin Texas, 78745

With a copy to:	David G. Slater
Slater Kennon & Jameson, LLP
4807 Spicewood Springs Road
Building 2, Suite 240
Austin, Texas 78759

(b)
Law Governing Non-Competition Agreement and Venue.  This Non-Competition Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to principles of conflict of laws.  In any action between or among any of the parties, whether arising out of this Non-Competition Agreement or otherwise, each of the parties irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in Harris County, Texas.

(c)
Contract Terms to be Exclusive.  This Non-Competition Agreement contains the sole and entire agreement between the parties and shall supersede any and all other agreements between the parties with respect to Mofid’s agreement not to compete with the Rick’s Parties.

(d)
Waiver or Modification Ineffective Unless in Writing.  It is further agreed that no waiver or modification of this Non-Competition Agreement or of any covenant, condition, or limitation herein contained shall be valid unless in writing and duly executed by each of the parties hereto and that no evidence of any waiver or modification shall be offered or received in evidence in any proceeding or litigation between the parties hereto arising out of or affecting this Non-Competition Agreement, or the rights or obligations of any party hereunder, unless such waiver or modification is in writing, duly executed by each of the parties hereto.

(e)
Assignment.  The rights and benefits of the Rick’s Parties under this Non-Competition Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Rick’s Parties.  The rights of Mofid hereunder are personal and nontransferable except that the rights and benefits hereof shall inure to the benefit of the heirs, executors and legal representatives of Mofid.

Non-Competition Agreement - Page 4

(f)	Binding Effect. Except as otherwise provided herein, this Non-Competition Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(g)
Execution.  This Non-Competition Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

Non-Competition Agreement - Page 5

IN WITNESS WHEREOF, this Non-Competition Agreement has been executed as of  the  1st day of June, 2010.

RCI ENTERTAINMENT (3315 NORTH FREEWAY FW), INC.

By:	/s/ Eric Langan
Eric Langan, President

/s/ Sherri Mofid
SHERRI MOFID, Individually

Non-Competition Agreement - Page 6

EXHIBIT C

Panther City
719 North Main Street
Fort Worth, Texas 76164

Texas Cabaret
1300 NE Loop 820
Fort Worth, Texas 76106